                                                              EXHIBIT (a)(1)(I)






June 18, 2001


Dear      ,

By now you have received correspondence and documents from the Company with regard to BWAY's Stock Option Replacement Program. As you consider your options I feel it is appropriate to give you further insight into the actions we are taking as a company to improve our financial performance and to where that might lead.

Page 1 of the attached summarizes our key initiatives currently underway. Page 2 puts these initiatives, along with expected improvement contributions, into our Economic Profit (EP) framework. As you can see the potential is significant. Pages 3 and 4 address our current view of expected total EBITDA (earnings before interest, taxes, depreciation and amortization). Although the expected value of our initiatives suggests significantly higher overall financial performance, experience tells us to be more conservative by including contingencies in our outlook.

Please note that this letter and attachments contains privileged insider information and should not be shared with any other individuals. Any misuse of this information could result in penalties under securities laws. Please also note that this letter contains forward-looking statements. These statements represent management's current judgement on what the future holds. As we all know, a variety of factors (without limitation, sales volume, operations issues, change in financial market, etc.) could cause business conditions and the Company's actual results to differ materially from those expressed.

The general economic environment has been difficult during recent quarters, particularly within our industry, with inventory corrections and lower levels of sales. Looking forward, our key initiatives are, I believe, solid with well-planned implementation actions currently underway.

A significant new momentum can be perceived throughout the Company, and I would like to thank each of you for your efforts to improve our operating performance, and reach a new level of overall financial performance.

Regards,


Jean-Pierre Ergas
Chairman and CEO

                        Current Initiative Framework -
                     Primary Earnings Improvement Drivers
================================================================================


Near-Term Confirmed EBITDA* Improvements (2001-2)

 . Coffee Sales Increase

 . Manufacturing

  - Smaller Plants Rightsizing
  - Global Manufacturing Rightsizing
  - Metal Management

 . Cincinnati Operating Improvements

  - Aerosol Growth
  - Operating Improvement



* Earnings Before Interest, Taxes, Depreciation and Amortization


                                       1                             [Bway Logo]

                  Full Business Potential Process - $Millions
================================================================================

          ----------          Economic Profit               ---------------
         | Tax Rate |         NOPAT - Cap. Charge          |Cost of Capital|
          ----------                                        ---------------

                NOPAT                                 Capital Employed

                                               Working
        Revenue       Costs                    Capital      Fixed Assets




 .Folgers Contract          .Global Mfg Cost Reduct      .Continued tight mgmt    .Smaller plants
 Implementation            +$5.4 EBITDA                  and incremental          rightsizing (4 to 2:
+$7.9 (EBITDA)             .Metal Management             Improvement              Garland, Elizabeth)
 .Aerosol Growth            +$4.0 EBITDA                                          .Divestitures
(ATI, Plaze, Seymour)      .Cinci Oper Improvement                                (Platemasters,
+$2.0 (EBITDA)             +$4.0 EBITDA                                           Chicago Litho,
 .Potential Plastic Pail    .Small Plant Rightsize                                 unused equipment)
                           +$8.8 EBITDA

                                       2                             [Bway Logo]

                                    EBITDA
================================================================================



                                   $Millions
                                   ---------

               '99         '00       '01F       '02F       '03F
               ---         ----      ----       ----       ----

               42.9        40.5      32.0       44.5       49.0


                                           ------------------------------------
                                          |   Estimates based on current       |
                                          |initiatives less contingency reserve|
                                           ------------------------------------

                                                                     [BWAY LOGO]

                               EBITDA Analysis
================================================================================

$ Millions
                               FY '00           FY '01
                                 vs.              vs.
                               FY '01           FY '02
                              --------         --------
Fiscal 2000 Actual              40.5
Fiscal 2001 Fcs't                                32.0

Major Variances
   Volume                       (4.5)             1.5
   Folgers Contract             (3.9)             5.0
   SG&A                          2.6
   Plant Rightsizing            (0.7)            10.8
   Cincinnati Operations                          3.0
   Contingency & Other          (2.0)            (7.8)
                               -----            -----

Fiscal 2001 Fcs't               32.0
Fiscal 2002 Fcs't                                44.5


                                                                     [BWAY LOGO]
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